Exhibit 8.1

July 2, 2007

Collegiate Funding of Delaware, L.L.C.

10304 Spotsylvania Avenue, Suite 100

Fredericksburg, Virginia 22408

Re:

Chase Education Loan Trust 2007-A Student Loan-Backed Notes

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase Bank, National Association, Collegiate Funding of Delaware, L.L.C. (the “Depositor”) and CFS-SunTech Servicing LLC in connection with the issuance by Chase Education Loan Trust 2007-A (the “Trust”) of its Student Loan-Backed Notes, Class A-1, Class A-2, Class A-3, Class A-4 and Class B (the “Notes”) pursuant to a prospectus dated June 28, 2007 (the “Base Prospectus”), as supplemented by a prospectus supplement dated June 28, 2007 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

A registration statement of the Depositor on Form S-3 relating to the Notes (File No. 333-137587) relating to the proposed offering from time to time in one or more series (each, a “Series”) by one or more trusts of Student Loan-Backed Notes was filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2006 pursuant to the Securities Act of 1933, as amended (the “1933 Act”), together with Amendment No. 1 thereto filed with the Commission on November 17, 2006, Amendment No. 2 thereto filed with the Commission on January 12, 2007, Amendment No. 3 thereto filed with the Commission on February 6, 2007 and Amendment No. 4 thereto filed with the Commission on February 12, 2007, and as declared effective on February 15, 2007, and as declared effective on February 15, 2007.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture, dated as of July 2, 2007, between the Trust and The Bank of New York, as indenture trustee and as eligible lender trustee.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the statements contained under the captions “U.S. Federal Income Tax Consequences” in the Base Prospectus and “U.S. Federal Income Tax Consequences” in the Prospectus Supplement related to the treatment of the Notes, to the extent they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “U.S. Federal Income Tax Consequences” in the Base Prospectus and under the heading “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the 1933 Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus.

Very truly yours,

/s/ McKee Nelson LLP

McKEE NELSON LLP